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                                                                    EXHIBIT 10.2


July 2, 1998


Mr. Robert D. Leahy
5121 52nd Street, N.W.
Washington, DC  20016

Dear Mr. Leahy:

This letter confirms our offer to you of employment by PSINet Inc. (the "Company"), and sets forth the terms and conditions which shall govern such employment as outlined below. This offer is subject to satisfactory completion of reference checks and ratification by the Company's Board of Directors, but otherwise shall remain open until midnight on Friday, July 10, 1998.

1.  EMPLOYMENT:

    A) The Company agrees to employ you as Senior Vice President of Corporate Marketing and Communications, reporting to the Chief Operating Officer of the Company. This is a corporate officer position and as an officer of the Company you must stand for election by the Board of Directors each year. You accept the employment and agree to begin work on or before July 27, 1998, and remain in the employ of the Company, and, except during vacation periods and sickness, to provide during standard business hours a minimum of forty hours per week of management services to the Company, as determined by and under the direction of the Chief Operating Officer. From the date hereof until you begin work, you agree to act as a consultant to the Company.

     B) During your employment you will, except during vacations, periods of illness, and other absences beyond your reasonable control, devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.

2.  COMPENSATION:

     A) BASE SALARY. The Company shall pay you a base salary at the rate of $225,000 per annum. Your base salary shall be subject to additional annual increases at the discretion of the Company's Board of Directors and predicted on the results of an annual performance review. Your base salary shall be payable in such installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you.

     B) BONUS COMPENSATION. The Company will pay you a bonus upon the successful completion of the objectives established for your performance, which will be measured on or about February 1, 1999. The performance criteria will be issued separately by the Chief Operating Officer, and may be changed, with mutual fairness, from time to time as situations develop. The target bonus for the period ending December 31, 1998 (start date through December 31, 1998) will be a total of up to 32% of the base salary paid to you during such period. Separate objective criteria will be established for your entitlement for the year starting January 1, 1999.

     C) STARTING BONUS. Upon your first day of employment, the Company will pay you a cash bonus of $32,000, subject to such deductions and withholdings as may be required by law or further agreement with you.

     D) INCENTIVE STOCK OPTIONS. Effective upon your start date as a consultant to the Company, PSINet Inc. shall grant you options, subject to Board approval, to purchase One Hundred Thousand (100,000) shares of PSINet Inc.'s common stock (the "Options") pursuant to its Executive Stock Incentive Plan (the "Plan"). Such Options shall be evidenced by an option agreement in such form as required by the Plan. Among other terms and provisions prescribed by the Plan, the option agreement shall provide that (a) the exercise price of the Options shall be the price per share of the Company's

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common stock as reported by the NASDAQ Stock Market at the close of business on the date of grant, (b) the Options shall not be exercisable after the expiration of ten years from the date such Options are granted, and (c) the stock shall vest ratably, monthly, over forty-eight months, provided that for each month's vesting purposes you continue to be employed full time by the Company or one of its subsidiaries during such month, and provided that the Company's Board of Directors ratifies, no less often than annually, that you have met the performance standards and criteria set for you for the preceding period. You also may be eligible to receive additional options periodically during your employment by the Company.

3. EMPLOYEE BENEFITS. You shall be provided employee benefits, including (without limitation) 401(k), four weeks' paid vacation, and life, health, accident and disability insurance under the Company's plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

4.  TERMINATION:

    A) Your employment with the Company may be terminated by the Company at any time for "Cause" as defined in Section 4(c) hereof. Upon such termination, the Company will provide written notice whether it has elected to use the non-competition restrictions set forth in Section 5(a) hereof. Your employment may also be terminated by the Company at any time without Cause provided the Company shall have given you twelve (12) months' prior written notice of such termination. That written notice must state whether the Company has elected to use the non-Competition restriction (which decision may not be rescinded). In addition, your employment may be terminated by you at any time for any reason, provided you shall have given the Company at least thirty (30) days' prior written notice of such termination. By the 30th day the Company must notify you in writing whether it has elected to use the non-Competition restriction. Such decision may not be rescinded. Failure of the Company to so notify you shall result in the non-Competition restriction not being in place.

     B) Subject to your compliance with your obligations under Section 5 hereof, in the event that your employment terminates or is terminated by you or the Company for any reason other than for Cause, and the Company has elected to use the non-Competition restriction, you shall be entitled, for a period of twelve (12) months after termination of employment, to the following (collectively, the "Termination Payments"): (i) your then current rate of base salary as provided in Section 2; (ii) all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to you; and (iii) Company contributions, to the extent permitted by applicable law, to a SEP-IRA, Keogh or other retirement mechanism selected by you sufficient to provide the same level of retirement benefits you would have received if you had remained employed by the Company during such 12-month period. The Company shall make up the difference in cash payments directly to you to the extent that applicable law would not permit it to make such contributions.

     C) The Company shall have "Cause" for your termination of your employment by reason of any breach of your agreement not to compete pursuant to Section 5 hereof, your committing an act materially adversely affecting the Company which constitutes wanton or willful misconduct, your conviction of a felony, or any material breach by you of this Agreement.

5.  AGREEMENT NOT TO COMPETE.

     A) In consideration of your employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you covenant to and agree with the Company that, so long as you are employed by the Company under this Agreement and for a period of twelve
(12) months following the termination of such employment (but only if the Company has elected to enforce the restriction), you shall not, without the prior written consent of the Company, either for yourself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity which is engaged in providing Internet-related network or communications services competitive with the Internet-related network or communication services offered to customers by the Company as of the date of termination or within six
(6) months thereafter. The foregoing shall in no event restrict you from: (i) writing or teaching, whether on behalf of for-profit, or not-for-profit institution(s); (ii) investing (without

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participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) after termination of employment, becoming employed by a hardware, software or other vendor to the Company, provided that such vendor does not offer network or communication services that are competitive with the Internet-related network or communications services offered by the Company as of the date of termination of employment or within six
(6) months thereafter.

     B) You may request permission from the Company's Board of Director's to engage in activities which would otherwise be prohibited by Section 5(a). The Company shall respond to such request within thirty (30) days after receipt. The Company will notify you in writing if it becomes aware of any breach or threatened breach of any of the provisions in Section 5(a), and you shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that you are able to do so. You and the Company acknowledge that any breach or threatened breach by you of any of the provisions in Section 5(a) above cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such 30-day period, the Company may pursue injunctive relief for any such breach or threatened breach. If a court of competent jurisdiction determines that you breached any of such provisions, you shall not be entitled to any Termination Payments from and after date of the breach. In such event, you shall promptly repay any Termination Payments previously made plus interest thereon from the date of such payment(s) at 12% per annum. If, however, the Company has suspended making such Termination Payments and a court of competent jurisdiction finally determines that you did not breach such provision or determines such provision to be unenforceable as applied to your conduct, you shall be entitled to receive any suspended Termination Payment, plus interest thereon from the date when due at 12% per annum. The Company may elect (once) to continue paying the Termination Payments before a final decision has been made by the court.

6. INTELLECTUAL PROPERTY. Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. You automatically assign, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest you may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7.  TRANSFERABILITY.

    A) As used in this Agreement, the term "Company" shall include any successor to all or part of the business or assets of the Company who shall assume and agree to perform this Agreement.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

     B) Except as provided under paragraph (a) of this Section 7, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

8. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If a court of competent jurisdiction determines that any particular provision of this Agreement is invalid or unenforceable, the court shall restrict the provision so as to be enforceable. However, if the provisions of Section 5 shall be restricted, a proportional reduction shall be made in the payments under Section 4.

9. ENTIRE AGREEMENT; WAIVERS. This letter Agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written. No


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waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties.

10. NOTICES. Any notices, requests, instruction or other document to be given hereunder shall be in writing and shall be sent certified mail, return receipt requested, addressed to the party intended to be notified at the address of such party as set for at the head of this agreement or such other address as such party may designate in writing to the other.

11. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE SUBJECT TO, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

12. COUNTERPARTS. This letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Sincerely,

PSINet Inc.


By:  /s/ Harold S. Wills
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     HAROLD S. WILLS
     EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER



Accepted and Agreed to as of   July 2,  1998:
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By:  /s/ Robert D. Leahy
     -------------------
     ROBERT D. LEAHY

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